UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

___________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: August 11, 2009
(Date of earliest event reported)

DIGITAL POWER CORPORATION
(Exact Name of Registrant as Specified in Charter)

California	1-12711	94-1721931
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification Number)

41324 Christy Street, Fremont, California	94538
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (510) 657-2635

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(e)           On August 11, 2009, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Digital Power Corporation (the “Company”) granted Amos Kohn, the President and Chief Executive Officer of the Company, an option to purchase 50,000 shares of the Company’s common stock, subject to the terms and conditions of the Company’s 2002 Stock Option Plan, as discussed below.

The Employment Agreement, dated as of June 1, 2008, between the Company and Mr. Kohn (the “Employment Agreement”) provides that he was to be granted an option to purchase 100,000 shares of the Company’s common stock if (1) certain performance goals of the Company were met during the year ended December 31, 2008 and (2) Mr. Kohn served continuously as the Company’s President and Chief Executive Officer through June 30, 2009.  While Mr. Kohn did serve continuously as the Company’s President and Chief Executive Officer through June 30, 2009, and continues to serve in such capacity, certain of the stated performance goals for the Company for 2008 were not achieved.  On August 11, 2009, the Compensation Committee determined that, since the shortfall from the performance goals was not material, it would grant to Mr. Kohn an option to purchase 50,000 shares of the Company’s common stock in lieu of the 100,000 shares of the Company’s common stock provided for in the Employment Agreement.  The Committee also determined that, in the event certain performance goals for the Company for the year ending December 31, 2009 are met, Mr. Kohn would be entitled to receive an option grant with respect to the remaining 50,000 shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITAL POWER CORPORATION

Dated: August 17, 2009	By:	/s/ Uri Friedlander
Uri Friedlander
Chief Financial Officer